Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: “SPXI4EV6”) Underlying: April 17, 2026 Pricing date: Monthly, beginning approximately one year after issuance Valuation dates: April 22, 2031 Maturity date: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the premium threshold value, the securities will be automatically redeemed for an amount equal to the principal plus the applicable premium Automatic early redemption: At least 16.75% per annum* Premium: 17332VDY7 / US17332VDY74 CUSIP / ISIN: 85% of the initial underlying value Final b uffer value: 90% of the initial underlying value Premium threshold value: 15% Buffer percentage: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the premium threshold value but greater than or equal to the final buffer value : $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Al l payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated March 30, 2026 Pricing Supplement: *The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Buffered Autocallable Securities Linked to the S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date** Hypothetical Redemption Premium Valuation Date on Which the Closing Value of Underlying Equals or Exceeds Premium Threshold Value $1,167.500 16.7500% April 20, 2027 $1,181.458 18.1458% May 17, 2027 $1,195.417 19.5417% June 17, 2027 $1,209.375 20.9375% July 19, 2027 $1,223.333 22.3333% August 17, 2027 $1,237.292 23.7292% September 17, 2027 $1,251.250 25.1250% October 18, 2027 $1,265.208 26.5208% November 17, 2027 $1,279.167 27.9167% December 17, 2027 $1,293.125 29.3125% January 18, 2028 $1,307.083 30.7083% February 17, 2028 $1,321.042 32.1042% March 17, 2028 $1,335.000 33.5000% April 17, 2028 $1,348.958 34.8958% May 17, 2028 $1,362.917 36.2917% June 20, 2028 $1,376.875 37.6875% July 17, 2028 $1,390.833 39.0833% August 17, 2028 $1,404.792 40.4792% September 18, 2028 $1,418.750 41.8750% October 17, 2028 $1,432.708 43.2708% November 17, 2028 $1,446.667 44.6667% December 18, 2028 $1,460.625 46.0625% January 17, 2029 $1,474.583 47.4583% February 20, 2029 $1,488.542 48.8542% March 19, 2029 $1,502.500 50.2500% April 17, 2029 $1,516.458 51.6458% May 17, 2029 $1,530.417 53.0417% June 18, 2029 $1,544.375 54.4375% July 17, 2029 $1,558.333 55.8333% August 17, 2029 $1,572.292 57.2292% September 17, 2029 $1,586.250 58.6250% October 17, 2029 If the closing value of the underlying is not greater than or equal to the premium threshold value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. Hypothetical Redemption Premium Valuation Date on Which the Closing Value of Underlying Equals or Exceeds Premium Threshold Value $1,600.208 60.0208% November 19, 2029 $1,614.167 61.4167% December 17, 2029 $1,628.125 62.8125% January 17, 2030 $1,642.083 64.2083% February 19, 2030 $1,656.042 65.6042% March 18, 2030 $1,670.000 67.0000% April 17, 2030 $1,683.958 68.3958% May 17, 2030 $1,697.917 69.7917% June 17, 2030 $1,711.875 71.1875% July 17, 2030 $1,725.833 72.5833% August 19, 2030 $1,739.792 73.9792% September 17, 2030 $1,753.750 75.3750% October 17, 2030 $1,767.708 76.7708% November 18, 2030 $1,781.667 78.1667% December 17, 2030 $1,795.625 79.5625% January 17, 2031 $1,809.583 80.9583% February 18, 2031 $1,823.542 82.3542% March 17, 2031

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity Hypothetical Underlying Return on Final Valuation Date $1,837.50 120.00% $1,837.50 100.00% $1,837.50 90.00% $1,837.50 83.75% $1,837.50 50.00% $1,837.50 0.00% $1,837.50 - 10.00% $1,000.00 - 10.01% $1,000.00 - 15.00% $999.90 - 15.01% $450.00 - 70.00% $150.00 - 100.00% B C D A Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity. A B C D ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for th e repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed p rio r to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the fin al buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percenta ge. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure, but no upside exposure, to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which ma kes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estim ate d value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have economic interests that are adverse to yours. • The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities . • If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amo unt that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amoun t that could adversely affect your return upon early redemption. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may there for e experience a decline that is many multiples of any decline in the Underlying Futures Index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying F utu res Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of d ecl ines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends t o be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - loo king implied volatility. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.